EXHIBIT 99.1

Jushi Holdings Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

Full Year 2024 Net Loss of $48.8 Million Compared to Net Loss of $65.1 Million in 2023

Full Year 2024 Adjusted EBITDA of $46.2 Million Compared to $40.8 Million in 2023

Increased Quarterly and Annual Operational Cash Flow Compared to Prior Periods to $7.2 Million and $21.6 Million, Respectively

Five New Dispensaries Open Since the End of Q3 2024 and Three More Planned by Summer 2025

BOCA RATON, Fla., March 06, 2025 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the fourth quarter (“Q4 2024”) and full year ended December 31, 2024 (“FY 2024”). All financial information is provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Financial Highlights

Q4 2024

  Total revenue of $65.9 million
  Gross profit and gross profit margin of $25.4 million and 38.6%, respectively,
  Net loss of $12.5 million
  Adjusted EBITDA1 and Adjusted EBITDA1 margin of $8.0 million and 12.2%, respectively
  Cash, cash equivalents and restricted cash were $21.3 million as of quarter end
  Net cash flows provided by operations of $7.2 million

FY 2024

  Total revenue of $257.5 million
  Gross profit and gross profit margin of $118.3 million and 45.9%, respectively
  Net loss of $48.8 million
  Adjusted EBITDA1 and Adjusted EBITDA1 margin of $46.2 million and 17.9%, respectively
  Net cash flows provided by operations of $21.6 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Fourth Quarter 2024 Company Highlights

  Achieved strong Jushi-branded product sales representing approximately 55% of total retail revenue in Q4 2024 across the Company’s five vertical markets.
  Advanced the Company’s retail-first expansion strategy by entering into management service agreements with two operating dispensaries in Oxford and Toledo, Ohio and two provisionally licensed dispensaries sited in Warren and Mansfield, Ohio, and opened our fifth Illinois Beyond Hello™ dispensary in Peoria.
  Introduced 415 new unique SKUs throughout the Company’s five vertical markets across a variety of formats, including flower, pre-rolls, edibles, and concentrates.
  Launched a new edibles brand, "Uncommon Kind", in Massachusetts, Pennsylvania, and Virginia. The new offering features high-quality chews crafted with RSO, live resin, or live rosin concentrates.

Post Quarter-End Developments

  Debuted our latest premium flower brand, "Flower Foundry", in Virginia. Since its launch in mid-February, the brand has quickly secured its position as the top-selling Jushi-branded SKU in the state.
  Strengthened the balance sheet through the factoring of approximately $6.0 million of employee retention credit ("ERC") claims for approximately $5.1 million in net cash proceeds. The Company is also entitled to receive a portion of any interest paid on the respective ERC claims.
  On February 21, 2025, following receipt of regulatory approvals, closed on the acquisition of the two operating dispensaries in Oxford and Toledo, Ohio that previously had been operated under the management services agreements.
  On February 22, 2025, opened a new Beyond Hello™ location in Warren, Ohio, marking the fourth operating Beyond Hello™ dispensary in the state that we are operating under a management service agreement.
  On February 25, 2025, issued 12% second lien notes due in 2026 in the principal amount of approximately US$5.1 million, from which the Company received net cash proceeds of US$4.6 million.
  On February 25, 2025, opened a relocated dispensary in Linwood, Pennsylvania, marking our 18th Beyond Hello™ dispensary in the state.

Management Commentary

“I am pleased with the progress we made in 2024 to strengthen our platform, particularly in reducing debt, enhancing our balance sheet, and improving cash flows from operations – efforts that we believe have positioned us well for our next phase of growth,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “As we moved into the second half of 2024, our focus transitioned from debt reduction and capital optimization to driving growth and advancing our retail-first growth strategy through the expansion of our flagship retail banner, Beyond Hello™, which has established a strong reputation across our footprint.”

Mr. Cacioppo continued, “Looking ahead to 2025, we remain committed to building upon this momentum by expanding our retail network across our core footprint with our 7 and 7 initiative, which is our plan to expand our retail presence by 40% by mid-2026 starting with the opening of seven new dispensaries by mid-2025. With five new dispensaries open since the end of Q3 2024 and three more planned before the end of the third quarter, we’ve made good progress on the initial phase of our 7 and 7 initiative and intend to focus the next phase on opportunities in Illinois and Pennsylvania and high-growth markets such as New Jersey and Ohio. We believe this expansion is poised to drive both revenue and profitability, while enhancing operational efficiency and margin expansion. On top of that, we believe our continuous product innovations, highlighted by the recent successful launch of the Flower Foundry brand in Virginia, position us to provide even greater value to our customers and patients, setting the foundation for long-term success.”

Financial Results for Q4 2024 and FY 2024
($ in millions)

	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	$ Change	% Change	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Revenue, net	$65.9	$67.8	$(1.9)	(2.8)%	$257.5	$269.4	$(11.9)	(4.4)%
Gross profit	$25.4	$27.2	$(1.8)	(6.6)%	$118.3	$116.2	$2.1	1.8%
Operating expenses	$27.2	$33.8	$(6.6)	(19.5)%	$107.4	$119.0	$(11.6)	(9.7)%
Other income (expense)	$(7.0)	$(6.4)	$(0.6)	(9.4)%	$(28.0)	$(30.5)	$2.5	8.2%
Net loss	$(12.5)	$(18.0)	$5.5	30.6%	$(48.8)	$(65.1)	$16.3	25.0%
Adjusted EBITDA[1]	$8.0	$11.3	$(3.3)	(29.2)%	$46.2	$40.8	$5.4	13.2%

Revenue for Q4 2024 decreased by $1.9 million as compared to the fourth quarter of 2023 (“Q4 2023”). For FY 2024, revenue decreased by $11.9 million as compared to the year 2023 ("FY 2023").

Retail revenue for Q4 2024 decreased $0.8 million as compared to Q4 2023, and for FY 2024 decreased $11.4 million as compared to FY 2023. Retail revenue decreased in all states except Virginia and Ohio due to increased competition and market price compression. In Virginia, retail revenue for Q4 2024 increased $1.9 million as compared to Q4 2023, and increased $7.2 million in FY 2024 as compared to FY 2023. This growth was driven by strong overall performance across all locations, with newer stores continuing to ramp up. In Ohio, retail revenue in Q4 2024 increased $2.4 million as compared to Q4 2023 and increased $3.5 million in FY 2024 as compared to FY 2023 due to: (i) the transition to adult-use during Q3 2024; and (ii) the addition of two co-located medical and adult-use dispensaries that were consolidated beginning in Q4 2024 as a result of the Company entering into management service agreements with two operating dispensaries in Oxford and Toledo, Ohio. Including these two co-located medical and adult-use dispensaries in Ohio, we ended Q4 2024 with thirty-eight operating dispensaries in seven states, as compared to thirty-four in seven states at the end of Q4 2023.

Wholesale revenue for Q4 2024 decreased $1.1 million as compared to Q4 2023, and for FY 2024 decreased $0.5 million as compared to FY 2023. The decrease is primarily due to decreases in Massachusetts and Pennsylvania because of continued competition and limited availability of products available to third parties due to production challenges, resulting in us prioritizing supplying our retail stores. These decreases were partially offset by wholesale revenue growth in Virginia of $0.6 million for Q4 2024 as compared to Q4 2023, and $4.3 million for FY 2024 as compared to FY 2023, as the cultivation and processing facility in Virginia matured and had more product available for sale to third-parties.

Gross profit margin decreased to 38.6% for Q4 2024 as compared to 40.2% for Q4 2023, primarily due to production challenges in our wholesale channel during Q4 2024. For FY 2024, gross profit margin increased to 45.9% as compared to 43.1% for FY 2023, driven by operating efficiencies at our cultivation and processing facilities, which enabled us to reduce cost, partially offset by additional expenses in Ohio, including inventory write downs, as we ramp up our facilities in Ohio to support the transition to adult-use.

Jushi branded product sales across the Company's five vertical markets as a percentage of total retail revenue improved to 55% in Q4 2024 compared to 53% in Q4 2023, and improved to 55% for FY 2024 as compared to 50% for FY 2023.

Operating expenses for Q4 2024 were $27.2 million as compared to $33.8 million in Q4 2023, and for FY 2024 were $107.4 million as compared to $119.0 million for FY 2023. The quarter-over-quarter and year-over-year decreases were due primarily to: (i) lower asset impairment charges - impairment charges in 2023 primarily relating to goodwill in Nevada which was impaired because of lower than expected operating results; and (ii) lower share-based compensation expense which reflects lower value of share-based compensation granted. The decreases were partially offset by higher depreciation and amortization expense primarily due to the amortization of our business licenses which commenced during the second quarter of 2024.

Other expense, net, for Q4 2024 included interest expense of $9.4 million and other expense, net of $1.0 million, which was partially offset by fair value gain on derivatives of $3.4 million. Other expense, net, for FY 2024 included interest expense of $37.4 million, which was partially offset by fair value gain on derivatives of $6.3 million and other income, net of $3.1 million.

Net loss for Q4 2024 was $12.5 million as compared to $18.0 million in Q4 2023, and $48.8 million for FY 2024 as compared to $65.1 million FY 2023.

Adjusted EBITDA1 in Q4 2024 was $8.0 million compared to $11.3 million in Q4 2023, representing a decrease of $3.3 million year-over-year. Adjusted EBITDA1 for FY 2024 was $46.2 million as compared to $40.8 million in FY 2023 representing an improvement of $5.4 million.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of December 31, 2024, the Company had approximately $21.3 million of cash, cash equivalents and restricted cash. For FY 2024, the Company paid $4.7 million in capital expenditures. As of December 31, 2024, the Company had $3.3 million and $198.2 million in gross principal amount of short-term and long-term debt, respectively, excluding leases and property, plant, and equipment financing obligations. Excluding the $21.5 million related to the promissory notes issued to Sammartino in connection with the acquisition of Natures Remedy, as we currently have no obligation to repay these notes due to an ongoing dispute, the total debt balance subject to scheduled repayments after the post-quarter end payments was $180.0 million.

As of February 28, 2025, the Company’s issued and outstanding shares were 196,696,597 and its fully diluted shares outstanding were 302,852,551.

Use of Non-GAAP Financial Information

The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2024 at 4:30 p.m. ET today, Thursday, March 6, 2025.

Event:	Fourth Quarter and Full Year 2024 Financial Results Conference Call
Date:	Thursday, March 6, 2025
Time:	4:30 p.m. Eastern Time
Live Call:	1-844-826-3033 (U.S. & Canada Toll-Free)
Conference ID:	10196242
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the expansion into additional U.S. markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi's history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the cultivation and/or processing facilities in Massachusetts, Nevada, Ohio, Pennsylvania and Virginia; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities with respect to the Company's tax credits; potential changes in federal policy and at regulatory agencies as a result of the United States 2024 presidential election; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for more information.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations
561-617-9100
investors@jushico.com

JUSHI HOLDINGS INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share amounts)
	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE, NET	$65,860	$67,770	$257,525	$269,445
COST OF GOODS SOLD	(40,452)	(40,551)	(139,222)	(153,217)
GROSS PROFIT	25,408	27,219	118,303	116,228

OPERATING EXPENSES
Selling, general and administrative	27,248	25,178	107,008	110,472
Asset impairments	—	8,574	432	8,574
Total operating expenses	27,248	33,752	107,440	119,046

INCOME (LOSS) FROM OPERATIONS	(1,840)	(6,533)	10,863	(2,818)

OTHER INCOME (EXPENSE):
Interest expense, net	(9,428)	(9,311)	(37,425)	(36,966)
Fair value gain on derivatives	3,435	7,929	6,275	9,589
Other, net	(1,046)	(4,988)	3,140	(3,101)
Total other income (expense), net	(7,039)	(6,370)	(28,010)	(30,478)

LOSS BEFORE INCOME TAX	(8,879)	(12,903)	(17,147)	(33,296)
Income tax expense	(3,589)	(5,101)	(31,630)	(31,806)
NET LOSS	(12,468)	(18,004)	(48,777)	(65,102)
LOSS PER SHARE - BASIC AND DILUTED	$(0.06)	$(0.09)	$(0.25)	$(0.33)
Weighted average shares outstanding - basic and diluted	195,196,597	195,129,737	195,158,282	194,770,212

JUSHI HOLDINGS INC. CONSOLIDATED BALANCE SHEETS (in thousands of U.S. dollars, except share amounts)
	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,521	$26,027
Restricted cash - current	—	3,128
Accounts receivable, net	1,461	3,380
Inventories, net	36,138	33,586
Prepaid expenses and other current assets	15,030	15,514
Total current assets	72,150	81,635
NON-CURRENT ASSETS:
Property, plant and equipment, net	144,063	159,268
Right-of-use assets - finance leases	60,627	63,107
Other intangible assets, net	100,472	95,967
Goodwill	30,910	30,910
Other non-current assets	30,273	30,358
Restricted cash - non-current	1,825	2,150
Total non-current assets	368,170	381,760
Total assets	$440,320	$463,395

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$21,459	$15,383
Accrued expenses and other current liabilities	32,786	44,070
Income tax payable	2,299	5,190
Debt, net - current portion (including related party principal amounts of $800 and $3,298 as of December 31, 2024 and 2023, respectively)	2,758	86,514
Finance lease obligations - current	9,593	8,885
Derivative liabilities - current	—	2,418
Total current liabilities	68,895	162,460
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $35,296 and $19,788 as of December 31, 2024 and 2023, respectively)	183,449	126,041
Finance lease obligations - non-current	52,742	52,839
Derivative liabilities - non-current	3,128	220
Unrecognized tax benefits	143,688	100,343
Other liabilities - non-current	38,653	29,111
Total non-current liabilities	421,660	308,554
Total liabilities	490,555	471,014
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value; authorized shares - unlimited; issued and outstanding shares - 196,696,597 and 196,631,598 Subordinate Voting Shares as of December 31, 2024 and 2023, respectively	—	—
Paid-in capital	508,386	503,612
Accumulated deficit	(558,621)	(509,844)
Total Jushi shareholders' equity (deficit)	(50,235)	(6,232)
Non-controlling interests	—	(1,387)
Total deficit	(50,235)	(7,619)
Total liabilities and equity (deficit)	$440,320	$463,395

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands of U.S. dollars) (Unaudited)
	Year Ended December 31,
	2024	2023
Net cash flows provided by (used in) operating activities	$21,569	$(3,318)
Net cash flows used in investing activities	(7,067)	(6,392)
Net cash flows (used in) provided by financing activities	(24,461)	13,869
NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(9,959)	4,159
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	31,305	27,146
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$21,346	$31,305

JUSHI HOLDINGS INC. UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA and CALCULATION OF ADJUSTED EBITDA MARGIN (in thousands of U.S. dollars)

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) gain/loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (In thousands of U.S. Dollars, unless otherwise stated)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
NET LOSS	$(12,468)	$(18,004)	$(48,777)	$(65,102)
Income tax expense	3,589	5,101	31,630	31,806
Interest expense, net	9,428	9,311	37,425	36,966
Depreciation and amortization(1)	7,908	6,808	29,889	26,588
EBITDA (Non-GAAP)	8,457	3,216	50,167	30,258
Non-cash share-based compensation	1,269	2,362	4,222	8,092
Fair value changes in derivatives	(3,435)	(7,929)	(6,275)	(9,589)
Indefinite-lived intangible asset impairment	—	845	—	845
Goodwill impairment	—	7,329	—	7,329
Tangible long-lived asset impairment	—	400	432	400
Gain on debt extinguishments	—	—	362	—
Other (income) expense, net(2)(3)	1,714	5,081	(2,731)	3,129
Inventory-related adjustments(4)	—	34	—	285
Transaction costs	—	—	—	19
Adjusted EBITDA (Non-GAAP)(3)	$8,005	$11,338	$46,177	$40,768

(1)	Includes amounts that are included in cost of goods sold and in operating expenses.
(2)	Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on lease terminations; (iv) losses (gains) on asset disposals; (v) foreign exchange losses (gains); (vi) indemnification asset adjustments related to acquisitions; (vii) severance costs; and (viii) gain on deconsolidation of Jushi Europe.
(3)	The sum of the four quarters in 2023 will not add to the year to date amounts due to an overstatement of $503 add back relating to net foreign exchange losses.
(4)	Includes inventory recall write-offs.

Calculation of Adjusted EBITDA Margin (In thousands of U.S. Dollars, unless otherwise stated)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Total revenue, net	$65,860	$67,770	$257,525	$269,445
Adjusted EBITDA (Non-GAAP)	$8,005	$11,338	$46,177	$40,768
Adjusted EBITDA Margin (Non-GAAP)	12.2%	16.7%	17.9%	15.1%